Exhibit 5






                        February 17, 1994



Board of Directors
Southern National Corporation
Southern National Financial Center
500 North Chestnut Street
Lumberton, North Carolina 28359

Gentlemen:

          We have acted as counsel to Southern National Corporation, a North Carolina corporation (the "Company"), in connection with its Registration Statement on Form S-8, as filed on February 17, 1994, with the Securities Exchange Commission (the "Registration Statement"), with respect to 571,049 shares of the Company's Common Stock, without par value (the "Common Stock"), which are proposed to be offered and sold as described in the Registration Statement.

          In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

          Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

          1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of North Carolina; and

          2. The 571,049 shares of Common Stock covered by the Registration Statement have been duly authorized and, when issued and sold as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                              Very truly yours,


                              (signature of Hunton & Williams)
                              Hunton & Williams